Ex. 99.1

NEWS RELEASE

Contact: Dollar Financial Corp

Financial Dynamics

Julie Prozeller/Grace Su
(212) 850-5600

FOR IMMEDIATE RELEASE

DOLLAR FINANCIAL CORP ANNOUNCES EXCHANGE FOR A PORTION OF ITS SENIOR CONVERTIBLE NOTES

BERWYN, Pennsylvania, December 8, 2009 – Dollar Financial Corp (NASDAQ:DLLR — News), a leading international diversified financial services company primarily serving unbanked and under-banked consumers for nearly 30 years, is pleased to announce that it has entered into exchange agreements with several holders of its 2.875% Senior Convertible Notes due 2027. Pursuant to the exchange agreements, approximately $100.0 million in aggregate principal amount of the existing notes will be exchanged for an equal principal amount of new 3.0% Senior Convertible Notes of the Company due 2028. The new notes issuable in the transaction will have substantially the same terms as the existing notes, other than (i) the maturity of the new notes will be April 1, 2028, (ii) the conversion price of the new notes will be $28.956 per share, (iii) holders of the new notes will have the right to require us to repurchase their new notes on each of April 1, 2015, April 1, 2018 and April 1, 2023, and (iv) the Company will have the right to repurchase the new notes on and after April 5, 2015.

Completion of the exchanges is subject to certain conditions, including the qualification of the indenture under which the new notes will be issued.

About Dollar Financial Corp
Dollar Financial Corp is a leading diversified international financial services company primarily serving unbanked and under-banked consumers. Its customers are typically service sector individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. To meet the needs of these customers, the Company provides a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, pawn lending, Western Union money order and money transfer products, currency exchange, gold buying, reloadable VISA® and MasterCard® branded debit cards, electronic tax filing, and bill payment services.

At September 30, 2009, the Company’s global store network consisted of 1,188 stores, including 1,032 company-operated financial services stores and 156 franchised and agent locations in the United States, Canada, United Kingdom, Republic of Ireland, and Poland. The financial services store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. The Company’s customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the convenient neighborhood locations, extended operating hours and high-quality customer service. The Company’s financial products and services, principally check cashing, money transfer, pawn lending and short-term consumer loan programs, provide immediate access to cash for living expenses or other needs. For more information, please visit the Company’s website at www.dfg.com.

Forward Looking Statement
This news release contains forward looking statements, including statements regarding future repurchases and exchanges of our outstanding notes for new notes. These forward looking statements involve risks and uncertainties. There can be no assurance that the Company will be able to consummate the transactions discussed above. A more complete description of other risks, uncertainties and assumptions involving the Company is included in the Company’s filings with the Securities and Exchange Commission, the Company’s annual reports and form 10-Q’s and 10-K’s. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.